Exhibit 99.3

FARMER BROS. CO.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Effective as of February 28, 2009, Farmer Bros. Co., a Delaware corporation (the “Company”) completed the acquisition from Sara Lee Corporation, a Maryland corporation (“Seller”), and Saramar, L.L.C., a Delaware limited liability company (“Saramar” and collectively with Seller, “Seller Parties”), of certain assets used in connection with Seller Parties’ direct store delivery coffee business in the United States (the “DSD Coffee Business”).  This business includes the distribution, sale and service of brewed and liquid coffee equipment.  Subject to certain post-closing adjustments relating to the amount of consumable inventory and prepaid expenses at closing, the purchase price was $41 million.  After giving effect to certain reimbursement obligations of the parties relating to accounting costs, IT carve-out costs and transfer taxes and fees, as well as real and personal property tax and utility pro-rations, the amount paid to Seller was $45.6 million which consisted of $16.1 million of Company cash and proceeds of a bank loan of $29.5 million.  The Company also paid approximately $2.7 million of acquisition related expenses.  At closing, the Company assumed certain liabilities, including obligations under contracts, environmental liabilities with respect to transferred facilities, pension liabilities, advertising and trade promotion accruals and accrued vacation as of the closing for hired personnel.  Seller Parties retain all liabilities that were not specifically assumed by the Company.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the acquisition as if it had occurred as of December 31, 2008 using the purchase method of accounting as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141, “Business Combinations”. Under this method of accounting, the purchase price is allocated to the fair values of assets acquired and liabilities assumed. The allocation of the purchase price requires extensive use of accounting estimates and judgments, including but not limited to estimating future cash flows and developing appropriate discount rates. In order to complete this estimation process, the Company engaged an independent third-party valuation firm to assist in determining the fair values of identifiable intangible assets and certain tangible assets, and have received preliminary information from them.  We believe that the fair values assigned to the assets acquired and liabilities assumed, as reflected in the Pro Forma Condensed Consolidate Balance Sheet, are based on reasonable assumptions. The purchase price allocation has not been finalized, and may be refined as additional information becomes available. The purchase price allocation and fair value estimates are expected to be finalized during fiscal 2010.

The Pro Forma Condensed Consolidated Balance Sheet reflects pro forma adjustments that are based upon available information and which the Company believes are reasonable.  The Pro Forma Condensed Consolidated Balance Sheet does not necessarily reflect the financial position of the entity that actually would have resulted had the transaction been consummated as of the date indicated or that may be achieved in the future.

This information should be read in conjunction with the Current Report on Form 8-K filed with the SEC on March 3, 2009, the Company’s historical financial statements and the notes thereto in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, the Company’s Quarterly Reports on Form 10-Q for fiscal 2009, and the historical Statements of Net Assets to be Sold and Statements of Revenues and Direct Expenses of the DSD Coffee Business that are included elsewhere in Item 9.01 of this Form 8-K/A.

Farmer Bros. Co.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

At December 31, 2008

(Dollars in thousands, except share data)

	Farmer Bros.	Sara Lee DSD
	Historical	Historical
	December 31,	December 27,	Pro Forma
	2008	2008	Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$40,826		$(18,786)	A	$22,040
Short term investments	43,972				43,972
Accounts and notes receivable, net	24,564				24,564
Inventories	55,872	18,455	(2,018)	B	72,309
Income tax receivable	3,514				3,514
Deferred income taxes	12,452				12,452
Prepaid expenses	11,407	789	349	B	12,545
Total current assets	$192,607	$19,244	$(20,455)		$191,396

Property, plant and equipment, net	$85,162	$47,488	$(28,494)	B	$104,156
Goodwill and other intangible assets, net	16,346		12,422	B	28,768
Other assets	3,161	382	(382)	B	3,161
Deferred income taxes	7,855		—		7,855
Total assets	$305,131	$67,114	$(36,910)		$335,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,362				$8,362
Accrued payroll expenses	9,316		609	A	9,925
Bank loan	—		29,500	A,C	29,500
Other	8,241		95	A	8,336
Total current liabilities	$25,919	$—	$30,204		$56,123
Accrued postretirement benefits	$17,508				$17,508
Other long term liabilities	2,311				2,311
Total liabilities	$45,738	$—	$30,204		$75,942
Commitments and contingencies	—

Stockholders’ equity:
Common stock, $1.00 par value, authorized 25,000,000 shares; 16,075,080 issued and outstanding	$16,075				$16,075
Additional paid-in capital	30,753				30,753
Retained earnings	247,951				247,951
Unearned ESOP shares	(35,990)				(35,990)
Less accumulated comprehensive income	604				604
Total divisional equity		$67,114	$(67,114)		$—
Total stockholders’ equity	$259,393		$—		$259,393
Total liabilities and stockholders’ equity	$305,131	$67,114	$(36,910)		$335,335

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated balance sheet.

Notes to Condensed Consolidated Pro Forma Financial Statements (unaudited)

A.            Consideration

The total amount paid at closing was $48.5 million, including direct transaction costs of $2.7 million, financed with cash of $19 million and a bank loan of $29.5 million.  The Company assumed $609,000 liabilities for accrued vacation for hired employees of the DSD Coffee Business and $95,000 in other estimated liabilities.

B.            Fair Value of Assets Acquired

The acquisition has been accounted for as an asset purchase.  The total purchase price has been allocated to tangible and intangible assets based on their estimated fair values as of February 28, 2009 as determined by management based upon a third party valuation.  The purchase price allocation has not been finalized, since it is possible that certain refinements may be made if additional facts or circumstances become known that impacts the estimates as of the acquisition date. The purchase price allocation is expected to be finalized during fiscal 2010. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, based on the preliminary purchase price allocation (in thousands):

Preliminary Fair Value of Assets Acquired		Estimated Useful Life (years)
Inventory	$16,437
Prepaid Expense	1,138
Current assets	17,575
	—
Vehicles	993	5
Machinery	10,838	3-5
Property, plant and equipment	5,314	30
Land	1,849	—
Fixed assets	18,994
	—
Trademarks	2,010	indefinite
Customer Relationships	7,324	8
Distribution Agreement	2,370	10
Co-pack Agreement	718	6
Intangible assets	12,422

Total assets acquired	48,991
Liabilities assumed	(704)
Net assets acquired	$48,287

C.            Financing

A portion of the purchase price was financed with a loan of $29.5 million under a new senior secured revolving credit facility with Wachovia Bank National Association expiring in February 2012.  The line of credit will continue to be available for general corporate purposes.  The Loan Agreement contains a variety of restrictive covenants customary in an asset-based lending facility.  All outstanding obligations under the Loan Agreement are collateralized by perfected security interests in the assets of the Company and its operating subsidiary, Coffee Bean International, Inc., excluding the preferred stock held in investment accounts.  The revolving line provides for advances of 85% of eligible accounts receivable and 65% of eligible inventory, as defined.  The interest rates fluctuate based upon market conditions.  The agreement has an unused commitment fee of 0.375%.  The interest rate varies based upon line usage and borrowing base availability.  The range is PRIME + 0.25% to PRIME +0.75% or LIBOR + 2.25% to LIBOR + 2.75%, subject to a minimum for LIBOR based advances of 3.25%.